Exhibit 24.01

POWER OF ATTORNEY

The undersigned director or officer of State Auto Financial Corporation, an Ohio corporation (the “Company”), hereby constitutes and appoints Robert P. Restrepo, Jr., Steven E. English and Cynthia A. Powell, and each of them, my true and lawful attorneys-in-fact and agents, with full power to act without the other, with full power of substitution and resubstitution, for me and in my name, place and stead, in my capacity as director or officer of the Company, to execute the Company’s Annual Report on Form 10-K filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Company’s fiscal year ended December 31, 2006, for each fiscal year thereafter and any amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

The undersigned has executed and delivered this Power of Attorney on the date set forth opposite his or her signature below.

Name	Title	Date

/s/ Robert P. Restrepo, Jr. Robert P. Restrepo, Jr.	Director, Chairman, President and Chief Executive Officer	March 7, 2007

/s/ David J. D’Antoni David J. D’Antoni	Director	March 7, 2007

/s/ Paul W. Huesman Paul W. Huesman	Director	March 7, 2007

/s/ David R. Meuse David R. Meuse	Director	March 7, 2007

/s/ S. Elaine Roberts S. Elaine Roberts	Director	March 7, 2007

/s/ Richard K. Smith Richard K. Smith	Director	March 7, 2007

/s/ Alexander B. Trevor Alexander B. Trevor	Director	March 7, 2007

/s/ Paul S. Williams Paul S. Williams	Director	March 7, 2007